UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 24, 2005

CHINA NORTH EAST PETROLEUM HOLDINGS LTD.
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(Exact Name of Registrant as Specified in Charter)

Nevada
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(State or Other Jurisdiction of Incorporation)

000-49846
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(Commission File Number)

87-0638750
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(I.R.S. Employer Identification No.)

20337 Rimview Place
Walnut, CA 91789
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(Address of Principal Executive Offices) (Zip Code)

(909) 468-2840
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(Registrant's Telephone Number, Including Area Code)

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(Former Name or Former Address, if Changed since Last Report)

Copies to:

Harold H. Martin, Esq.
Law Offices of Harold H. Martin, P.A.
17111 Kenton Drive, Suite 100B
Cornelius, NC 28031
Tel: (704) 894-9760
Fax: (704) 894-9759

This Current Report on Form 8-K is filed by China North East Petroleum Holdings, Ltd., a Nevada corporation (the “Registrant”), in connection with the matters described herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 24, 2005, the members of the Board of Directors elected Yu, Liguo a director of the Registrant by Unanimous Written Consent in order to fill a vacancy on the Board of Directors.

Mr. Yu, age 32, was born in Jilin City, Peoples’ Republic of China. He graduated from Jilin Financial College in 1995, where he majored in International Financial Management. Upon graduation, he was first employed by the Industrial and Commercial Bank of China as a loan officer. In 1997, Mr. Yu was appointed as the vice manager of the Human Resources Department of the Bank, and he was responsible for, among other things, training, hiring and re-employment. In 2000, Mr. Yu was employed as the general manager of another company, Jilin Yong Ji Wan Tong Tong Xun Hang. Under his management, that company showed positive earnings in his first year of management and was given a Top Ten Rating by the Jilin Consumer Association.

In October 2003, Mr. Yu was elected a director of Harbin Hong Xiang Petroleum Services Limited (“Hong Xiang”), a corporation organized and existing under the laws of the People’s Republic of China. Hong Xiang is a wholly-owned subsidiary of the Registrant. Mr. Yu is responsible for marketing and investments with Hong Xiang.

The Registrant discloses that there have not been any arrangements or understandings between Mr. Yu and any other persons, pursuant to which Mr. Yu was selected as a director. In addition, except as set forth below, there has not been any transaction during the last two years, to which the Registrant has been a party, in which Mr. Yu has had a direct or indirect material interest. Finally, at present, the Registrant discloses that its Board of Directors has no plans for Mr. Yu to serve on any committees.

The Registrant hereby discloses that it is a party to a consulting agreement with Mr. Yu, dated January 1, 2005, pursuant to which Mr. Yu provides advice in connection with operating and management decisions of the Registrant, engages in due diligence for the Registrant’s new projects, assists the Registrant in connection with the setup of its management systems, and provides training for the Registrant’s management team. Under the terms of the consulting agreement, Mr. Yu was entitled to 550,000 shares of common stock of the Registrant, which were to be registered on Form S-8. Such shares were issued to Mr. Yu on February 25, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA NORTH EAST PETROLEUM HOLDINGS, LTD.

Date: June 30, 2005	By:	/s/ Wang, Hong Jun
Wang, Hong Jun
Title: President